As filed with the Securities and Exchange Commission on February 13, 2012

Registration Statement No. 333-56941

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 9 to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AMERICAN DENTAL PARTNERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	04-3297858 (I.R.S. Employer Identification No.)

8099

(Primary Standard Industrial Classification Code Number)

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Office)

Gregory A. Serrao

President and Chief Executive Officer

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(781) 224-0880 / (781) 224-4216 (fax)

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☑
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 9 to the Registration Statement on Form S-4 (Reg. No. 333- 56941) (the “Registration Statement”) of American Dental Partners, Inc. (the “Company”) which registered 750,000 shares of common stock, $0.01 par value per share, of the Company (“Common Stock”) and $25,000,000 aggregate principal amount of Subordinated Promissory Notes of the Company is being filed in order to deregister securities remaining under such Registration Statement (note that the preceding numbers listed do not take into account corporate actions, such as stock splits, taken in the interim).

Effective as of February 9, 2012 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of November 4, 2011, among the Company, JLL Crown Holdings, LLC and JLL Crown Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Company with the Company being the surviving corporation (the “Merger”) and all issued and outstanding shares of common stock of the Company, other than certain excluded shares, converted into the right to receive cash. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold. There are 750,000 shares of Common Stock and $25,000,000 aggregate principal amount of Subordinated Promissory Notes unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment No. 9 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wakefield, Commonwealth of Massachusetts on this 9th day of February, 2012.

AMERICAN DENTAL PARTNERS, INC.

By:	/s/ Gregory A. Serrao
Name: Gregory A. Serrao Title: Chief Executive Officer and President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.